Exhibit 10.21

Summary of Compensatory Arrangement for Mr. Weinbach

     Arthur F. Weinbach is paid an annual retainer of $350,000 to serve as non-executive chairman of the board of directors, based on the duties and responsibilities that Mr. Weinbach assumes in that capacity. These duties include, among others, attendance at any and all meetings of the committees of the board, assistance to the nominating/corporate governance committee in selecting and recommending new director candidates, assisting the compensation committee in evaluating the performance of the company’s chief executive officer, setting the board agendas (in consultation with chief executive officer), and assisting the chief executive officer and the board to focus on strategic direction, value systems and culture.